Exhibit 99

Eaton Reports First Quarter Net Income Per Share of $0.91

Adjusted for Tax Charge Associated with Medicare Part D, First Quarter Net Income Per Share Totaled $1.05

Positive Momentum Drives Increase in Full-Year Earnings Guidance

CLEVELAND--(BUSINESS WIRE)--April 20, 2010--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $0.91 for the first quarter of 2010. Adjusting for the non-cash tax charge related to Medicare Part D due to the new U.S. health care law, net income per share was $1.05. This compares to a net loss per share of $0.30 in the first quarter of 2009. Sales in the quarter were $3.1 billion, 10 percent above the same period in 2009. Net income was $155 million compared to a loss of $50 million in 2009.

Net income in both periods included charges for integration of acquisitions. Before acquisition integration charges, operating income per share in the first quarter of 2010 was $0.95, or $1.09 excluding the Medicare Part D tax charge. This compares to an operating loss per share of $0.22 in the first quarter of 2009. Operating income for the first quarter of 2010 was $161 million compared to an operating loss of $36 million in 2009.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We had a strong first quarter, above the high end of our earnings guidance, despite absorbing the Medicare Part D tax charge. The expanding world economy drove growth in most of our markets and our newly-reset cost structure allowed us to realize attractive incremental margins. The sales growth in the first quarter of 10 percent consisted of 5 percent organic growth and 5 percent growth due to higher foreign exchange rates. Our end markets grew 4 percent in the first quarter compared to the first quarter of 2009.

“We now anticipate our end markets for all of 2010 will grow by 6 percent,” said Cutler. “In general, we are seeing the strongest growth in Asia and Brazil, while many U.S. markets are starting to accelerate and Europe is recovering more modestly.

“We anticipate net income per share for the second quarter of 2010 to be between $1.05 and $1.15 and operating earnings per share, which exclude charges to integrate our recent acquisitions, to be between $1.10 and $1.20. As a result of our strong first quarter and our slightly stronger market outlook for the year, despite the $0.14 charge in the first quarter associated with Medicare Part D, we are raising our full-year guidance for net income per share to between $4.15 and $4.45 and operating earnings per share to between $4.30 and $4.60. The increase in our full-year guidance is 13 percent for net income per share and 11 percent for operating earnings per share, and excluding the impact of the Medicare Part D tax charge, the increase is 17 percent for net income per share and 15 percent for operating earnings per share.”

Business Segment Results

Sales for the Electrical Americas segment were $802 million, down 7 percent from 2009. Operating profits were $105 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits were $106 million, down 1 percent from the first quarter of 2009.

“End markets for our Electrical Americas segment declined 8 percent during the first quarter,” said Cutler. “Our late cycle non-residential markets declined about 21 percent in the quarter, but we saw growth in our early cycle power quality, residential, and industrial markets.

“Our bookings in the Electrical Americas segment, adjusted for foreign exchange and acquisitions, were down 4 percent from the first quarter a year ago,” said Cutler. “Bookings held up better than we had expected, partly due to success on a number of stimulus-driven projects.

“We were pleased to win a contract during the quarter to provide the U.S. Air Force’s Air Logistics Center with power reliability products and turnkey services,” said Cutler. “Over the five-year life of the contract, revenues totaling up to $569 million will be split between us and one other supplier.”

Sales for the Electrical Rest of World segment were $608 million, an increase of 12 percent over the first quarter of 2009. The 12 percent sales increase was made up of a 4 percent volume increase and 8 percent growth from foreign exchange. The segment reported operating income of $42 million. Excluding $7 million of charges to integrate our recent acquisitions, the segment had operating profits of $49 million, compared to $10 million in the first quarter of 2009.

“Our bookings, adjusted for currencies and acquisitions, grew 18 percent, ” said Cutler. “This reflects accelerating strength in our Rest of World electrical markets, particularly in Asia Pacific.

“We were pleased to earn an operating margin of 8.1 percent,” said Cutler. “We anticipate margins will improve as we go through the year.”

Hydraulics segment sales were $490 million, an increase of 14 percent compared to the first quarter of 2009. Global hydraulics markets increased 1 percent in the quarter compared to the first quarter of 2009, but grew 7 percent over the fourth quarter of 2009. Bookings in the quarter grew 88 percent over the first quarter of 2009.

Operating profits in the first quarter were $54 million, compared to $7 million in the first quarter of 2009 excluding acquisition integration charges.

“The hydraulics markets in the first quarter rebounded from the depressed levels of a year ago,” said Cutler. “For all of 2010, we now believe hydraulics markets are likely to grow by 16 percent, a slight improvement over our last estimate.

“We were particularly pleased with the operating margin of 11.0 percent in the quarter,” said Cutler. “The fact that we can earn attractive margins while markets are still far below the peak levels of 2008 shows the magnitude of the changes we made to the cost structure of this business during the downturn.”

Aerospace segment sales were $376 million, 10 percent lower than the first quarter of 2009. Aerospace markets declined 5 percent compared to the first quarter of 2009.

Operating profits in the first quarter were $49 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits were $50 million, a decline of 32 percent compared to a year earlier.

“We now anticipate the global aerospace market will decline by 1 percent in 2010 versus our prior estimate of a decline of 3 percent,” said Cutler. “This improvement is due to our expectation that commercial aircraft deliveries will decline less than we anticipated, offset by continued weakness in the commercial aftermarket.”

The Truck segment posted sales of $453 million, up 55 percent compared to the first quarter of 2009. The segment reported operating profits in the first quarter of $46 million compared to a loss of $34 million in the first quarter of 2009. Truck markets increased by 19 percent in the first quarter.

“We were pleased with the 10.2 percent operating margin our Truck segment posted in the first quarter,” said Cutler. “Despite still very low North American volumes, our margins reflect the benefits of the cost reduction actions taken in 2009.”

The Automotive segment posted first quarter sales of $374 million, up 39 percent from the first quarter of 2009. The segment posted operating profits of $42 million compared to a loss of $45 million in the first quarter of 2009. Global automotive markets were up 46 percent.

“For the year as a whole, we now anticipate global automotive markets will grow by 15 percent, with U.S. production up 31 percent and non-U.S. production up 6 percent,” said Cutler. “End market demand is recovering around the world and production is being buoyed by inventory rebuilding as well.”

Eaton Corporation is a diversified power management company with 2009 sales of $11.9 billion. Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 70,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via the microphone on the right side of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the Web site prior to the call will be a presentation on first quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning second quarter and full year 2010 net income per share and operating earnings per share, and our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2010 are available on the company’s Web site, www.eaton.com.

EATON CORPORATION
COMPARATIVE FINANCIAL SUMMARY

	Three months ended
(Millions except for per share data)	March 31
	2010	2009

Net sales	$3,103	$2,813
Income (loss) before income taxes	187	(63)
Net income (loss)	$156	$(52)
Adjustment of net income (loss) for noncontrolling interests	(1)	2
Net income (loss) attributable to common shareholders	$155	$(50)

Net income (loss) per common share - diluted	$0.91	$(0.30)
Average number of common shares outstanding - diluted	169.6	166.1

Net income (loss) per common share - basic	$0.92	$(0.30)
Average number of common shares outstanding - basic	167.1	166.1

Cash dividends paid per common share	$.50	$.50

Reconciliation of net income (loss) attributable to
common shareholders to operating earnings (loss)
Net income (loss) attributable to common shareholders	$155	$(50)
Excluding acquisition integration charges (after-tax)	6	14
Operating earnings (loss)	$161	$(36)

Net income (loss) per common share - diluted	$0.91	$(0.30)
Per share impact of acquisition integration charges (after-tax)	0.04	0.08
Operating earnings (loss) per common share	$0.95	$(0.22)

See accompanying notes.

EATON CORPORATION
STATEMENTS OF CONSOLIDATED INCOME

	Three months ended
(Millions except for per share data)	March 31
	2010	2009
Net sales	$3,103	$2,813

Cost of products sold	2,201	2,174
Selling & administrative expense	587	558
Research & development expense	101	98
Interest expense-net	35	37
Other (income) expense-net	(8)	9
Income (loss) before income taxes	187	(63)
Income tax expense (benefit)	31	(11)
Net income (loss)	156	(52)
Adjustment of net income (loss) for noncontrolling interests	(1)	2
Net income (loss) attributable to common shareholders	$155	$(50)

Net income (loss) per common share - diluted	$0.91	$(0.30)
Average number of common shares outstanding - diluted	169.6	166.1

Net income (loss) per common share - basic	$0.92	$(0.30)
Average number of common shares outstanding - basic	167.1	166.1

Cash dividends paid per common share	$.50	$.50

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended
(Millions)	March 31
	2010	2009
Net sales
Electrical Americas	$802	$859
Electrical Rest of World	608	544
Hydraulics	490	430
Aerospace	376	418
Truck	453	292
Automotive	374	270
Total net sales	$3,103	$2,813

Segment operating profit (loss)
Electrical Americas	$105	$106
Electrical Rest of World	42	(6)
Hydraulics	54	6
Aerospace	49	71
Truck	46	(34)
Automotive	42	(46)
Total segment operating profit	338	97

Corporate
Amortization of intangible assets	(45)	(42)
Interest expense-net	(35)	(37)
Pension & other postretirement benefits expense	(32)	(47)
Stock option expense	(5)	(7)
Other corporate expense-net	(34)	(27)
Income (loss) before income taxes	187	(63)
Income tax expense (benefit)	31	(11)
Net income (loss)	156	(52)
Adjustment of net income (loss) for noncontrolling interests	(1)	2
Net income (loss) attributable to common shareholders	$155	$(50)

See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Millions)	2010	2009

Current assets
Cash	$151	$340
Short-term investments	338	433
Accounts receivable	2,052	1,899
Inventories	1,374	1,326
Deferred income taxes & other current assets	565	526
Total current assets	4,480	4,524

Property, plant & equipment-net	2,349	2,445
Goodwill	5,304	5,435
Other intangible assets	2,333	2,441
Deferred income taxes & other long-term assets	1,381	1,437
Total assets	$15,847	$16,282

Current liabilities
Short-term debt	$90	$113
Current portion of long-term debt	5	5
Accounts payable	1,135	1,057
Accrued compensation	286	256
Other current liabilities	1,254	1,258
Total current liabilities	2,770	2,689

Long-term debt	3,347	3,349
Pension liabilities	1,255	1,586
Other postretirement benefits liabilities	759	754
Deferred income taxes & other long-term liabilities	994	1,086

Equity
Eaton shareholders' equity	6,683	6,777
Noncontrolling interests	39	41
Total equity	6,722	6,818
Total liabilities & equity	$15,847	$16,282

See accompanying notes.

EATON CORPORATION
NOTES TO THE FIRST QUARTER 2010 EARNINGS RELEASE

Millions of dollars unless indicated otherwise (per share data assume dilution)

Acquisitions of Businesses

In 2009, Eaton acquired one business and entered into a joint venture. The Statements of Consolidated Income include the results of these businesses from the dates of the transactions. These transactions are summarized below:

Acquired business	Date of acquisition	Business segment	Annual sales
Micro Innovation Holding AG	September 1,	Electrical	$33 for 2008
A Switzerland-based manufacturer of human	2009	Rest of
machine interfaces, programmable logic		World
controllers and input/output devices.
Eaton acquired the remaining shares to
increase its ownership from 50% to 100%.

SEG Middle East Power Solutions &	July 2,	Electrical	$10 for 2008
Switchboard Manufacture LLC	2009	Rest of
A 49%-owned joint venture to manufacture low		World
voltage switchboards and control panel
assemblies for use in the Middle East power
generation and industrial markets

Acquisition Integration Charges

In 2010 and 2009, Eaton incurred charges related to the integration of acquired businesses. These charges, which consisted of plant consolidations and integration, were recognized as expense as incurred. A summary of these charges follows:

	Three months ended March 31
	Acquisition				Operating profit (loss)
	integration		Operating profit (loss)		excluding acquisition
	charges		as reported		integration charges
	2010	2009	2010	2009	2010	2009
Electrical Americas	$1	$1	$105	$106	$106	$107
Electrical Rest of World	7	16	42	(6)	49	10
Hydraulics		1	54	6	54	7
Aerospace	1	2	49	71	50	73
Truck			46	(34)	46	(34)
Automotive		1	42	(46)	42	(45)
	$9	$21	$338	$97	$347	$118
After-tax charges	$6	$14
Per common share	$.04	$.08

Charges in 2010 were related primarily to Moeller and Phoenixtec. Charges in 2009 were related primarily to Integrated Hydraulics, Kirloskar, Moeller, Phoenixtec and Argo-Tech. The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Workforce Reduction Charges

Eaton took significant actions in 2009 to reduce its workforce in response to the severe economic downturn. The reductions totaled approximately 17% of the full-time workforce. These actions resulted in the recognition of severance and pension and other postretirement benefits expense of $65 in the first quarter of 2009. These charges were primarily included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Income Taxes

During the first quarter of 2010, income tax expense of $31 (an effective tax rate of 16.4%) was recognized compared to an income tax benefit of $11 in the first quarter of 2009 (a tax benefit rate of 17.1%). Included in the first quarter of 2010 tax rate was a non-cash, one-time charge of $23 to reflect the impact of the Health Care Reform and Education Reconciliation Act on taxation associated with Medicare Part D. Without this one-time charge, income tax expense of $8 (an effective tax rate of 4%) would have been recognized. The income tax expense for the first quarter of 2010 also reflected a net benefit associated with the successful resolution of international tax audit issues, the recognition of other international tax benefits and a more favorable mix of geographic income.

Reconciliation of Non-GAAP Financial Measures

This earnings release discloses operating earnings (loss), operating earnings (loss) per common share, and operating profit (loss) before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

CONTACT:
Eaton Corporation
Kelly Jasko, Media Relations, 216-523-5304
kellymjasko@eaton.com
or
William C. Hartman, Investor Relations, 216-523-4501